SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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WELLS REAL ESTATE INVESTMENT TRUST II, INC.

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092-3365

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held July 20, 2005

Dear Stockholder:

On Wednesday, July 20, 2005, Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) will hold its 2005 annual meeting of stockholders at The Atlanta Athletic Club, 1930 Bobby Jones Drive, Duluth, Georgia 30097. The meeting will begin at 1:30 p.m. eastern daylight time.

We are holding this meeting to:

1.	Elect 10 directors to hold office for one-year terms expiring in 2006; and

2.	Attend to other business properly presented at the meeting.

Your board of directors has selected April 22, 2005 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement, proxy card and our 2004 annual report to stockholders are being mailed to you on or about April 29, 2005.

WHETHER YOU PLAN TO ATTEND THE MEETING AND VOTE IN PERSON OR NOT, WE URGE YOU TO HAVE YOUR VOTE RECORDED AS EARLY AS POSSIBLE. STOCKHOLDERS HAVE THE FOLLOWING THREE OPTIONS FOR SUBMITTING THEIR VOTES BY PROXY: (1) VIA THE INTERNET; (2) BY TELEPHONE; OR (3) BY MAIL, USING THE ENCLOSED PROXY CARD. BECAUSE WE ARE A WIDELY HELD REIT WITH MORE THAN 33,000 STOCKHOLDERS, YOUR VOTE IS VERY IMPORTANT! YOUR IMMEDIATE RESPONSE WILL HELP AVOID POTENTIAL DELAYS AND MAY SAVE WELLS REIT II SIGNIFICANT ADDITIONAL EXPENSES ASSOCIATED WITH SOLICITING STOCKHOLDER VOTES.

BY ORDER OF THE BOARD OF DIRECTORS

Leo F. Wells, III
Chairman

Atlanta, Georgia

April 26, 2005

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted upon at our annual stockholders meeting. To make this information easier to understand, we have presented some of the information below in a question and answer format.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2005 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and which is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving us your permission to vote your shares of common stock at the annual meeting. The people who will vote your shares of common stock at the annual meeting are Leo F. Wells, III, Douglas P. Williams or Randall D. Fretz. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, the proxy holders will vote FOR all of the director nominees. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or vote via internet or by telephone) as soon as possible whether or not you plan on attending the meeting in person.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, July 20, 2005, at 1:30 p.m. at The Atlanta Athletic Club, 1930 Bobby Jones Drive, Duluth, Georgia 30097.

Q:	How many shares of common stock can vote?

A:	As of April 22, 2005, there were 108,959,182 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q:	What is a “quorum”?

A:	A “quorum” consists of the presence in person or by proxy of stockholders holding a majority of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors and on any other proposal to be voted on.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR each of the nominees for election as director who are named as such in this proxy statement.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on April 22, 2005, the record date, is entitled to vote at the annual meeting.

Q:	How do I vote?

A:	You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves Wells REIT II significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see your enclosed proxy card in this proxy statement. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted (i) FOR the nominees for director and (ii) with respect to any other proposals to be voted upon, in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Wells, Williams or Fretz.

Q:	Will my vote make a difference?

A:	Yes. Your vote is needed to ensure that the proposal can be acted upon. Because we are a widely held REIT (with more than 33,000 record holders of our stock and, unlike most other public companies, no large brokerage houses owning substantial blocks of our shares), YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save Wells REIT II significant additional expenses associated with soliciting stockholder votes. We encourage you to participate in the governance of Wells REIT II.

Q:	What if I return my proxy card and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;

(2)	attending the meeting and voting in person;

(3)	returning another proxy card dated after your first proxy card and received before the annual meeting date; or

(4)	recasting your vote on the proxy voting website or by telephone. Only the most recent vote will be counted and all others will be discarded regardless of the method of voting.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Leo F. Wells, III, our President, Douglas P. Williams, our Executive Vice President and Secretary, and Randall D. Fretz, our Senior Vice President, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2006 may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2006 annual meeting, director nominations and other stockholder proposals must be received by Douglas P. Williams, our Secretary, no later than March 15, 2006. To also be eligible for inclusion in our proxy statement for the 2006 annual meeting, director nominations and other stockholder proposals must be received by Mr. Williams by December 30, 2005.

Q:	Who pays the cost of this proxy solicitation?

A:	Wells REIT II will pay all the costs of soliciting these proxies. Wells REIT II will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors and employees, as well as third-party proxy service companies we retain, may also solicit proxies in person, via the internet, by telephone or by any other electronic means of communication we deem appropriate. We currently have no arrangements with paid solicitors.

Q:	If I share my residence with another Wells REIT II stockholder, how many copies of the Annual Report and Proxy Statement should I receive?

A:

In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and stems from rules adopted by the SEC. This practice benefits both you and Wells REIT II. It reduces the volume of duplicate information received at your household and helps Wells REIT II reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card. Wells REIT II will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Wells Investor Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or call us at 1-800-557-4830. If you are a stockholder that receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent.

Q:	What if I consent to have one set of materials mailed now, but change my mind later?

A:	You may withdraw your householding consent at any time by contacting our investor services department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

A:	When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our investor services department at the address and telephone number provided above.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

CERTAIN INFORMATION ABOUT MANAGEMENT

Information Regarding the Board of Directors and Committees

The board of directors of Wells REIT II has oversight responsibility for our business and considers all major decisions concerning our business. However, the board has established three standing committees (an Audit Committee, a Conflicts Committee and a Nominating and Corporate Governance Committee) and three advisory committees (an Asset Management Committee, a Finance and Planning Committee and a Stockholder Relations, Communication and Development Committee) so that important items within the purview of these committees can be addressed in more depth than may be possible in a full board meeting. Our board of directors held 14 meetings during 2004.

The Audit Committee

General

The Audit Committee’s primary function is to assist our board of directors in fulfilling its oversight responsibilities by overseeing Wells REIT II’s independent auditors and reviewing the financial information to be provided to our stockholders and others, the system of internal control over financial reporting which our management has established, and our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter, as adopted by our board of directors on December 17, 2003, and in accordance with current laws, rules, and regulations. A copy of the Audit Committee Charter was included as an exhibit to the proxy statement for the 2004 annual meeting of stockholders, and a copy of the charter can also be obtained by contacting our Investor Services Department at P.O. Box 2828, Norcross, Georgia 30091-2828 or 1-800-557-4830.

The members of the Audit Committee are Walter W. Sessoms (Chairman), Donald S. Moss, Neil H. Strickland and W. Wayne Woody. Although our shares are not listed for trading on any national securities exchange, all of the members of the Audit Committee meet the current independence and qualifications requirements of the New York Stock Exchange and applicable rules and regulations of the Securities and Exchange Commission. While all members of the Audit Committee have significant financial and/or accounting experience, the board of directors has determined that Mr. Woody satisfies the SEC’s requirements for an “audit committee financial expert” and has designated Mr. Woody as our audit committee financial expert. During 2004, the Audit Committee met ten times.

Independent Auditors

During the year ended December 31, 2004, Ernst & Young LLP (Ernst & Young) served as our independent auditors and provided certain tax and other services. Ernst & Young has served as our independent auditors since our formation. Ernst & Young representatives will be present at the annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. In addition, the Ernst & Young representatives will be available to respond to appropriate questions posed by any stockholders. The Audit Committee anticipates that it will engage Ernst & Young as our independent auditors to audit our financial statements for the year ended December 31, 2005, subject to agreeing on fee estimates for the audit work. The Audit Committee reserves the right, however, to select new auditors at any time in the future in its discretion if it deems such decision to be in the best interests of Wells REIT II and its stockholders. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services, including the audit of Wells REIT II’s annual financial statements by Ernst & Young for the years ended December 31, 2004 and 2003, are set forth in the table below.

	2004	2003
Audit Fees	$833,623	$85,952
Audit-related fees	-0-	-0-
Tax fees	$16,349	-0-
All other fees	-0-	-0-

Total	$849,972	$85,952

For purposes of the preceding table, Ernst & Young’s professional fees are classified as follows:

•	Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC, attestation of management reports on internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”), and audits of acquired properties or businesses or statutory audits for our subsidiaries or affiliates.

•	Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, statutory subsidiary or equity investment audits incremental to the audit of the consolidated financial statements and general assistance with the implementation of Section 404 of the Act and other SEC rules promulgated pursuant to the Act.

•	Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees – These are fees for other permissible work performed that do not meet the above-described categories, including assistance with internal audit plans and risk assessments.

Pre-Approval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically pre-approve all services not covered by the general pre-approval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring pre-approval in excess of $75,000 per occurrence require specific pre-approval by all members of the Audit Committee prior to engagement of Ernst & Young. All amounts specifically pre-approved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Ernst & Young for the year ended December 31, 2004 were pre-approved in accordance with the policies and procedures described above.

Report of the Audit Committee

Pursuant to the Audit Committee Charter adopted by our board of directors, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by overseeing the independent auditors and reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting that management has established and the audit and financial-reporting process. The Audit Committee is composed of four independent directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors have more available time and information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to the financial statements of Wells REIT II, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2004 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Wells REIT II.

The Audit Committee reviewed with Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also reviewed with the independent auditors their opinion on management’s assessment of the effectiveness of the internal control over financial reporting of Wells REIT II, and their opinion on the effectiveness of the internal control over financial reporting of Wells REIT II. The Audit Committee received from and discussed with Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) relating to that firm’s independence from Wells REIT II. In addition, the Audit Committee considered whether Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

The Audit Committee discussed with Ernst & Young the overall scope and plans for the audit. The Audit Committee meets periodically with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Wells REIT II.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors that the 2004 audited financial statements of Wells REIT II be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

April 18, 2005	The Audit Committee of the Board of Directors: Walter W. Sessoms (Chairman), Donald S. Moss, Neil H. Strickland, and W. Wayne Woody

The Conflicts Committee

General

The members of our Conflicts Committee are Neil H. Strickland (Chairman), Charles R. Brown, Richard W. Carpenter, Bud Carter, Donald S. Moss, Jack M. Pinkerton and Walter W. Sessoms, all of whom are independent directors. Our charter, which sets forth the authority and duties of the Conflicts Committee, requires the Conflicts Committee to, among other things, evaluate the performance and compensation of our advisor, Wells Capital, Inc., including particularly any conflicts of interest that may arise as a result of our relationship with Wells Capital. The Conflicts Committee also evaluates the performance of our officers annually. The compensation of our officers, who also are officers of Wells Capital, is determined by Wells Capital rather than by us, but our Conflicts Committee administers the granting of stock options to selected employees of Wells Capital, Inc., our advisor, and Wells Management Company, Inc., our property manager, based upon recommendations from Wells Capital, and sets the terms and conditions of such options in accordance with the 2003 Stock Option Plan. During the last year, no employee stock options were issued. The Conflicts Committee held 15 meetings during 2004.

At least annually, the Conflicts Committee also meets with our President to discuss potential successors as president, reviews our investment policies to determine that the policies being followed by us are in the best interests of our stockholders, reviews the expenses we have incurred and our indebtedness to determine that these amounts are consistent with the standards set forth in our charter, and reviews and approves the fees and expenses payable with respect to our dividend reinvestment plan.

Report of the Conflicts Committee

Review of Our Policies

The Conflicts Committee of the board of directors, which is a committee comprised of all of our independent directors, has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for the determination that our policies are in the best interest of our stockholders.

Investment Policies. We focus our investment efforts on the acquisition of high-quality, income-generating office and industrial properties leased to creditworthy tenants. Although we may acquire other types of real estate, this focus is preferred because we believe it will best enable us to achieve our goal of preserving investor capital and generating current income. We also believe that there are acquisition opportunities that meet this investment focus. Our advisor, Wells Capital, has extensive expertise with this type of real estate.

Working Capital Reserves. We do not intend to set aside offering proceeds for working capital purposes. Setting aside funds for this purpose would decrease the amount we can invest in real estate and hence reduce our opportunities to earn current income. We believe that our cash flow from operations will be sufficient to meet our needs for working capital.

Borrowing Policies. Over the long-term, we have a policy of keeping our debt at no more than 50% of the cost of our assets (before depreciation) and, ideally, at significantly less than this 50% leverage ratio. This conservative leverage goal could reduce the amount of current income we can generate for our stockholders, but it also reduces the risk of loss to our investors. We believe that preserving investor capital while generating stable current income is in the best interest of our stockholders. As of March 31, 2005, our leverage ratio was approximately 23%.

Notwithstanding our long-term leverage policies, as described in our prospectus, the Conflicts Committee may and has approved leverage exceeding the 50% level during the early stages of our initial public offering. During the year ended December 31, 2004, the Conflicts Committee of the board of directors approved borrowings that caused our leverage ratio at certain times to exceed 50%. The Conflicts Committees believed such borrowing levels were justified for the following reasons:

•	the borrowings enabled us to purchase the properties and earn rental income more quickly;

•	the property acquisitions were likely to increase the net offering proceeds from our initial public offering, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital;

•	the dealer-manager of our initial public offering has a strong record of raising capital for programs such as ours; therefore, our leverage was likely to exceed the charter’s guidelines only for a short period of time;

•	our advisor informed the Conflicts Committee that we should raise sufficient equity to repay the borrowings and to meet the leverage requirements set forth in our line of credit;

•	we should have the ability to refinance any borrowings still outstanding at the expiration of the line of credit;

•	the prospectus for our initial public offering disclosed the likelihood that we would exceed the charter’s leverage guidelines during the early stages of our development.

Policies Regarding Operating Expenses. We have the responsibility of limiting total operating expenses to no more than the greater of 2% of average invested assets or 25% of net income, as these terms are defined in the Wells REIT II charter. For the four consecutive quarters ending December 31, 2004, total operating expenses represented 0.8% of average invested assets and 18.3% of net income.

Offering Policies. We believe that our ongoing offering is in the best interest of our stockholders because it increases the likelihood that we will be able to acquire a diverse portfolio of income-producing properties, thereby reducing risk in our portfolio.

Listing Policy. We believe that it is in the best interest of our stockholders for our common stock to continue to not be listed on any stock exchange. Such status improves our ability to grow through the sale of equity because those interested in buying our shares must do so by purchasing shares from us rather than from selling stockholders. We also believe that this would not be the optimal time for our stockholders to sell their shares. As discussed in our prospectus, an investment in our shares should be a long-term investment. We believe that a long-term holding period is likely to maximize the return on one’s investment in us.

Transactions with Affiliates

The Conflicts Committee has reviewed the material transactions between our affiliates and us during the year ended December 31, 2004. Set forth below is a description of the transactions with affiliates and the committee’s report on the fairness of the transactions.

Our Relationship with Our Advisor. Our executive officers, Leo F. Wells, III, Douglas P. Williams and Randall D. Fretz, are also executive officers of our advisor. Mr. Wells is the sole director of our advisor and indirectly owns 100% of our advisor. Our advisor provides the following services to us under the terms of an Advisory Agreement between Wells REIT II and Wells Capital:

•	real estate acquisition services;

•	advisory services;

•	asset management services;

•	real estate disposition services; and

•	administrative services.

Our advisor administers our day-to-day operations and performs or oversees all actions taken on our behalf. The advisor bears substantially all of our organization and offering costs other than our payment of selling commissions and dealer manager fees, subject to the cap described below. The advisor also bears the costs of providing office space to us. The advisor is at all times subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. Our Advisory Agreement has a one-year term expiring November 1, 2005, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties.

Our advisor and its affiliates were not entitled to compensation or reimbursement until we broke escrow in our initial public offering, which we did on January 22, 2004. Following January 22, 2004, the advisor was remunerated as follows:

Our advisor has been paid acquisition fees equal to 2.0% of gross offering proceeds for services in connection with the selection, purchase, development or construction of real property. We pay the acquisition fees upon receipt of proceeds from the sale of shares. Acquisition fees for the year ended December 31, 2004 totaled approximately $15.8 million.

Our advisor has also received reimbursement of up to 2.0% of our gross offering proceeds for organization and offering costs, including legal, accounting, printing and other accountable offering costs. Through December 31, 2004, our advisor has paid approximately $22.6 million of our organization and offering expenses and has been reimbursed by us for approximately $15.8 million of such costs.

For asset management services for our real estate assets, we pay the advisor a monthly fee equal to one-twelfth of 0.75% of the cost of (1) the occupied properties we own and (2) our investments in joint ventures. These fees are limited to 1.0% of the net asset value of the properties included in the above calculation, calculated on a quarterly basis. Asset management fees for the year ended December 31, 2004 totaled approximately $3.0 million.

Additionally, we reimburse our advisor for all costs and expenses it incurs in fulfilling its asset-management and administrative duties, which may include wages, salaries, taxes, insurance, benefits, information technology, legal and travel and other out-of-pocket expenses of employees engaged in ongoing management, administration, operations and marketing functions on our behalf. We do not, however, reimburse our advisor for personnel costs in connection with services for which our advisor receives acquisition fees or real estate commissions. Administrative reimbursements incurred for the year ended December 31, 2004 totaled approximately $1.2 million.

We consider our relationship with the advisor during 2004 to be fair. The Conflicts Committee evaluated the performance of the advisor and the compensation paid to the advisor in connection with its decision to renew the Advisory Agreement until November 1, 2006. We also believe that the amounts payable to the advisor under the Advisory Agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for the advisor to provide the desired level of services to us and our stockholders.

Our Relationship with WIS. Mr. Wells indirectly owns 100% of our dealer manager, Wells Investment Securities, Inc. (“WIS”). In addition, Messrs. Fretz and Williams are directors of WIS. Our dealer manager is entitled to receive selling commissions of 7% of aggregate gross offering proceeds (5.0% for sales of shares under the dividend reinvestment plan). WIS reallows 100% of commissions earned to participating broker-dealers. In the event of the sale of shares through an investment advisory representative in which the representative is compensated on a fee-for-service basis by the investor (or through a bank acting as a trustee or fiduciary), the dealer manager waives its right to a commission, with a corresponding reduction in the purchase price of shares sold in our primary offering. During the year ended December 31, 2004, Wells REIT II paid selling commissions of $55.4 million to WIS, of which 99% was reallowed to participating broker-dealers.

WIS also earns a dealer manager fee of 2.5% of aggregate gross offering proceeds. WIS may re-allow to participating broker-dealers up to 1.5% of aggregate gross offering proceeds. There is no dealer manager fee for shares sold under the dividend reinvestment program. In the event of the sale of shares through an independent investment advisor (or bank acting as trustee or fiduciary), the dealer manager reduces its dealer manager fee to 1.5% of gross offering proceeds with a corresponding reduction in the purchase price of the shares. WIS earned dealer manager fees from Wells REIT II of approximately $19.8 million in 2004, of which approximately $9.0 million was reallowed to participating broker-dealers.

We believe that this arrangement with WIS is fair. Substantially all of WIS’s compensation under the dealer manager agreement is reallowed to participating broker-dealers. The compensation payable to WIS reflects our belief that such selling commissions and dealer manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of high-quality, income-producing properties.

Our Relationship with Wells Management. On November 24, 2004, we entered into a property management, leasing, and construction management agreement with Wells Management Company, Inc., or Wells Management. Mr. Wells indirectly owns 100% of Wells Management. In consideration for supervising the management, leasing, and construction of certain of our properties, we pay the following fees to Wells Management:

•	For each property for which Wells Management provides property management services, we pay Wells Management a market-based property management fee based on gross monthly income of the property.

•	For each property for which Wells Management provides leasing agent services, Wells Management is entitled to: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building; (ii) a market-based commission based on the net rent payable during the term of a new lease; (iii) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (iv) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term.

•	For each property for which Wells Management provides construction management services, Wells Management is entitled to receive from us that portion of lease concessions for tenant directed improvements that are specified in the lease or lease renewal, subject to a limit of 5% of such lease concessions and a management fee to be determined for other construction management activities.

We believe that this arrangement with Wells Management is fair. We believe that the amounts payable to Wells Management are similar to those paid by other REITs for comparable services. Wells Management earned a total of $65,000 from us during 2004. The property management, leasing, and construction management agreement has an initial term of one year (subject to the right of either party to terminate upon sixty days written notice); however, the agreement will be automatically extended for an additional one-year period at the end of each year unless either party gives sixty days written notice of its intention to terminate the agreement. The initial term expires on November 24, 2005 and the Conflicts Committee will evaluate the performance of Wells Management and the compensation paid to Wells Management in connection with its decision regarding whether to renew the agreement and on what terms.

Our Issuance of Shares to Leo F. Wells, III. During the month of January 2004, we sold 110,497 of common stock to Leo F. Wells, III for $1,000,000 in our initial public offering at a price of $9.05 per share. Our directors and officers, as well as directors, officers and employees of our advisor or its affiliates, may purchase shares in our primary offering at a discount. The purchase price for such shares is $9.05 per share reflecting the fact that selling commissions in the amount of $0.70 per share and dealer manager fees in the amount of $0.25 per share are not payable in connection with such sales. We believe that this transaction is fair to Wells REIT II as the net proceeds to Wells REIT II from such sales are substantially the same as the net proceeds we receive from other sales of shares.

April 20, 2005

The Conflicts Committee of the Board of Directors:

Neil H. Strickland (Chairman), Charles R. Brown, Richard W.

Carpenter, Bud Carter, Donald S. Moss, Jack M. Pinkerton,

Walter W. Sessoms, and Wayne W. Woody

The Nominating and Corporate Governance Committee

General

The members of our Nominating and Corporate Governance Committee are Donald S. Moss (Chairman), Richard W. Carpenter, Bud Carter, Walter W. Sessoms and Neil H. Strickland. The members of the Nominating and Corporate Governance Committee meet the current independence and qualification requirements of the NYSE and applicable rules and regulations of the SEC.

The primary functions of the Nominating and Corporate Governance Committee are: (1) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting; (2) developing and recommending to the board of directors a set of corporate governance policies and principles and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and (3) overseeing an annual evaluation of the board of directors and each of the committees of the board of directors. The Nominating and Corporate Governance Committee held one meeting during 2004. A copy of the Nominating and Corporate Governance Committee charter is available on our website at www.wellsref.com.

Board Membership Criteria and Selection of Directors

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of the board. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with Wells REIT II and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of Wells REIT II independent directors must have at least three years of relevant real estate experience, and at least one director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee, in consultation with the President. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors and management of Wells Capital. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee will also consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by the Committee, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of the Bylaws of Wells REIT II. Any stockholder may request a copy of our Bylaws free of charge by calling our investor services department at 1-800-577-4830.

Corporate Governance Guidelines

On February 18, 2004, our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted the Corporate Governance Guidelines, a copy of which is available on our website at www.wellsref.com.

Annual Board and Committee Evaluations

The Nominating and Corporate Governance Committee will conduct an annual evaluation of the performance of the board of directors and each of the committees of the board of directors.

The Asset Management Committee

The members of the Asset Management Committee are Richard W. Carpenter (Chairman), Charles R. Brown, Jack M. Pinkerton and Walter W. Sessoms, all of whom are independent directors. The primary function of the Asset Management Committee is to review and advise the board of directors on investment criteria and acquisition policies, the general economic environment in various real estate markets, existing or prospective properties or tenants, and portfolio diversification goals. The Asset Management Committee held five meetings in 2004.

The Stockholder Relations, Communication and Development Committee

The members of the Stockholder Relations, Communication and Development Committee are Bud Carter (Chairman), Donald S. Moss and Neil H. Strickland, all of whom are independent directors. The primary function of the Stockholder Relations, Communication and Development Committee is to advise the board of directors on various stockholders’ issues including market conditions, issues relating to net proceeds raised from stockholders and communications with stockholders. The Stockholder Relations, Communication and Development Committee held six meetings in 2004.

The Finance and Planning Committee

The members of the Finance and Planning Committee are W. Wayne Woody (Chairman), Charles R. Brown, Richard W. Carpenter, Jack M. Pinkerton and Bud Carter, all of whom are independent directors. The primary function of the Finance and Planning Committee is to review and advise the board of directors on the overall financial performance of Wells REIT II, which includes issues related to net proceeds raised, fees and expenses, operating earnings, dividends, capital structure, and budgetary and reporting processes. The Finance and Planning Committee held five meetings in 2004.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address. If a stockholder is uncertain as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Secretary.

Stockholders may also communicate concerns with our directors at our annual meeting. All of our directors were in attendance at our 2004 annual meeting and we expect all of the directors to be present our 2005 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2005 annual meeting and are being nominated to be re-elected to serve until the 2006 annual meeting.

Name	Position(s)	Age	Year First Became a Director
Leo F. Wells, III	President and Director	61	2003

Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director	54	2003

Randall D. Fretz	Senior Vice President	52	N/A

Charles R. Brown	Director	66	2003

Richard W. Carpenter	Director	68	2003

Bud Carter	Director	66	2003

Jack M. Pinkerton	Director	77	2003

Donald S. Moss	Director	69	2003

Walter W. Sessoms	Director	71	2003

Neil H. Strickland	Director	69	2003

W. Wayne Woody	Director	63	2003

Leo F. Wells, III is our President and one of our directors. He is also the President and a director of Wells Real Estate Investment Trust, Inc. (“the Wells REIT”). He is also the sole stockholder, sole director, President and Treasurer of Wells Real Estate Funds, Inc. which directly or indirectly owns Wells Capital, Wells Management, Wells Investment Securities, Inc., Wells & Associates, Inc., Wells Development Corporation, Wells Asset Management, Inc. and Wells Real Estate Advisory Services, Inc. He is also the President, Treasurer and sole director of Wells Capital; Wells Management; Wells Development Corporation, a company organized in 1997 to develop real estate properties; and Wells Asset Management, Inc., a company organized in 1997, which serves as an investment adviser to the Wells Family of Real Estate Funds. Mr. Wells is a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust, which includes as one of its series the Wells S&P REIT Index Fund. He is President and sole director of Wells Real Estate Advisory Services, Inc. He is the President, Treasurer and a director of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978, for which Mr. Wells serves as the principal broker.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in economics from the University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

On August 26, 2003, Mr. Wells and Wells Investment Securities, Inc. entered into a Letter of Acceptance, Waiver and Consent (“AWC”) with the NASD relating to alleged rule violations. The AWC set forth the NASD’s findings that Wells Investment Securities and Mr. Wells had violated conduct rules relating to the provision of non-cash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by Wells Investment Securities in 2001 and 2002. Without admitting or denying the allegations and findings against them, Wells Investment Securities and Mr. Wells consented in the AWC to various findings by the NASD which are summarized in the following paragraph:

In 2001 and 2002, Wells Investment Securities sponsored conferences attended by registered representatives who sold its real estate investment products. Wells Investment Securities also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, Wells Investment Securities paid the costs of travel to the conference and meals for many of the guests, and paid the costs of playing golf for some of the registered representatives and their guests. Wells Investment Securities later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, Wells Investment Securities paid for meals for the guests. Wells Investment Securities also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for Wells Investment Securities products. This conduct violated the prohibitions against payment and receipt of non-cash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810, and 3060. In addition, Wells Investment Securities and Mr. Wells failed to adhere to all of the terms of their written undertaking, made in March 2001, not to engage in the conduct described above, thereby failing to observe high standards of commercial honor and just and equitable principles of trade.

Wells Investment Securities consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. Wells Investment Securities and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one-year suspension from acting in a principal capacity ended on October 6, 2004. As he did during the term of the suspension, Mr. Wells continues to engage in selling efforts and other non-principal activities on behalf of Wells Investment Securities.

Douglas P. Williams is our Executive Vice President, Secretary and Treasurer and one of our directors. Since 1999, he has also served as Executive Vice President, Secretary and Treasurer and a director of the Wells REIT. He is also a Senior Vice President of our advisor and a Vice President, Chief Financial Officer, Treasurer and a director of Wells Investment Securities, our dealer manager. Mr. Williams is also a Vice President of Wells Real Estate Funds, Inc. and Wells Asset Management, Inc.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG Peat Marwick LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with the NASD as a financial and operations principal. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration degree from Amos Tuck School of Graduate Business Administration at Dartmouth College.

Randall D. Fretz is our Senior Vice President and is a Senior Vice President of Wells Capital. He is also the Chief of Staff and a Vice President of Wells Real Estate Funds, a Senior Vice President of the Wells REIT, and a director of Wells Investment Securities. Mr. Fretz is primarily responsible for corporate strategy and planning and advising and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of US & Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a bachelor degree in each of Sociology and Physical Education from McMaster University in Hamilton, Ontario. He also earned a Masters of Business Administration degree from the Ivey School of Business in London, Ontario.

Charles R. Brown is one of our independent directors. He has been involved in real estate activities for over 40 years. From 1971 to 1976, he served as Director of Marketing and Project Manager for Atlantic Center, one of the South’s largest multi-use complexes. Atlantic Center is a two-million square-foot project in the central business district of Atlanta and includes a Hilton Hotel, a bank and office and retail establishments. From 1976 to 1997, Mr. Brown was President of Technology Park/Atlanta, Inc., where he was instrumental in developing Technology Park/Atlanta, a 600-acre office park in Peachtree Corners north of Atlanta, which was selected for the Governor’s Award for its contribution to community economic development. He continues to serve on the board of directors of Technology Park/Atlanta.

Mr. Brown has been President of CRB Realty Associates, a private real estate consulting firm, since the 1980s. He has previously been president and vice chairman of Atlantic Station, LLC, where he was involved in the planning and development of Atlantic Station, a redevelopment project of the Atlantic Steel mill in Atlanta, Georgia. He has also represented one of the partnerships developing an office building constituting part of the Atlantic Station project.

Mr. Brown is a past President of the Georgia Tech Foundation, past Chairman of the Gwinnett County Chamber of Commerce and the Georgia Chamber of Commerce and past Vice Chairman of the Georgia Governor’s Development Council. He also served on the board of directors of the Georgia Department of Technical and Adult Education. He is a graduate of the Georgia Institute of Technology where he received a B.S. degree in Building Construction from the College of Architecture.

Richard W. Carpenter is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He served as General Vice President of Real Estate Finance of The Citizens and Southern National Bank from 1975 to 1979, during which time his duties included the establishment and supervision of the United Kingdom Pension Fund, U.K.-American Properties, Inc., which was established primarily for investment in commercial real estate within the United States.

Mr. Carpenter is a managing partner of Carpenter Properties, L.P., a real estate limited partnership, and a Director and Chairman of the Audit Committee of MidCountry Financial Corp. He retired as President and director of Commonwealth Oil Refining Company, Inc. and Realmark Holdings in 2001.

Mr. Carpenter previously served as Vice Chairman of the board of directors of both First Liberty Financial Corp. and Liberty Savings Bank, F.S.B. and Chairman of the Audit Committee of First Liberty Financial Corp. He has been a member of the National Association of Real Estate Investment Trusts and formerly served as President and Chairman of the Board of Southmark Properties, an Atlanta-based REIT that invested in commercial properties. Mr. Carpenter is a past Chairman of the American Bankers Association Housing and Real Estate Finance Division Executive Committee. Mr. Carpenter holds a Bachelor of Science degree from Florida State University, where he was named the outstanding alumnus of the School of Business in 1973.

Bud Carter is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He currently serves as a Chairman for TEC International, an organization established to aid presidents and CEOs through the sharing of ideas on ways to improve the management and profitability of their respective companies. Mr. Carter was the first Chairman of the organization recruited in Atlanta and currently serves as Chair for three 15-member groups of CEOs and presidents. See “Certain Relationships and Related Transactions” below. Mr. Carter serves on the board of directors of Creative Storage Systems, Inc., DiversiTech Corporation and Wavebase9. He is a graduate of the University of Missouri where he earned degrees in journalism and social psychology.

Mr. Carter was an award-winning broadcast news director and anchorman for several radio and television stations in the Midwest for over 20 years. From 1975 to 1980, Mr. Carter served as General Manager of WTAZ-FM, a radio station in Peoria, Illinois and served as editor and publisher of The Peoria Press, a weekly business and political journal in Peoria, Illinois. From 1981 until 1989, Mr. Carter was also an owner and General Manager of Transitions, Inc., a corporate outplacement company in Atlanta, Georgia.

Donald S. Moss is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983 and Group Vice President-Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand, and Avon Malaysia from 1980 to 1983.

Mr. Moss is currently a director of The Highlands Country Club and a former director of The Atlanta Athletic Club. He was the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss graduated from the University of Illinois where he received a degree in business.

Jack M. Pinkerton is one of our independent directors. He served as President of The Pinkerton and Laws Company from 1955 to 1983. He served as Chairman of the Executive Committee of The Pinkerton & Laws Company until his retirement in 1988, at which time The Pinkerton and Laws Company was one of the 200 largest construction companies in the United States. Mr. Pinkerton served as Chairman of the Board of Enterprise National Bank before it was sold to Regions Bank in 1999. Mr. Pinkerton has also served as Chairman of the Board of numerous non-profit organizations. Mr. Pinkerton’s current activities include Co-Director of Construction for Piedmont Park Conservancy and Early Learning Property Management, which develops and constructs early learning centers. He received his Civil Engineering degree from Vanderbilt University and a Master of Theology Studies degree from Emory University.

Walter W. Sessoms is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He was employed by Southern Bell and its successor company, BellSouth, from 1956 until his retirement in June 1997. While at BellSouth, Mr. Sessoms served in a number of key positions, including Vice President-Residence for the State of Georgia from June 1979 to July 1981, Vice President-Transitional Planning Officer from July 1981 to February 1982, Vice President-Georgia from February 1982 to June 1989, Senior Vice President-Regulatory and External Affairs from June 1989 to November 1991, and Group President-Services from December 1991 until his retirement on June 30, 1997. He also worked at AT&T Corporation in New

York from 1969 to 1971 when Southern Bell was a part of the Bell System. From September 1973 to September 1974, Mr. Sessoms participated in the President’s Executive Interexchange Program in Washington, D.C.

Mr. Sessoms currently serves as a director of the Georgia Chamber of Commerce, of which he is a past Chairman of the Board and the Salvation Army’s Board of Visitors of the Southeast Region. Mr. Sessoms is also a past advisory council member for the University of Georgia College of Business Administration and past member of the Executive Committee of the Atlanta Chamber of Commerce. Mr. Sessoms is a graduate of Wofford College where he earned a degree in economics and business administration and is currently a member of the Wofford College Board of Trustees. He is a past member of the Governor’s Education Reform Commission and a former member of the Georgia School Board. In addition, Mr. Sessoms is a member of the Board of Trustees of the Southern Center for International Studies and is past President of the Atlanta Rotary Club. He is also a Trustee for the Atlanta University Center.

Neil H. Strickland is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He was employed by Loyalty Group Insurance (which subsequently merged with America Fore Loyalty Group and is now known as The Continental Group) as an automobile insurance underwriter. From 1957 to 1961, Mr. Strickland served as Assistant Supervisor of the Casualty Large Lines Retrospective Rating Department. From 1961 to 1964, Mr. Strickland served as Branch Manager of Wolverine Insurance Company, a full service property and casualty service company, where he had full responsibility for underwriting of insurance and office administration in the State of Georgia. In 1964, Mr. Strickland and a non-active partner started Superior Insurance Service, Inc., a property and casualty wholesale general insurance agency. Mr. Strickland served as President and was responsible for the underwriting and all other operations of the agency. In 1967, Mr. Strickland sold his interest in Superior Insurance Service, Inc. and started Strickland General Agency, Inc., a property and casualty general insurance agency concentrating on commercial customers. Mr. Strickland is currently the Senior Operation Executive of Strickland General Agency, Inc. and devotes most of his time to long-term planning, policy development and senior administration.

Mr. Strickland is a past President of the Norcross Kiwanis Club and served as both Vice President and President of the Georgia Surplus Lines Association. He also served as President and a director of the National Association of Professional Surplus Lines Offices. Mr. Strickland currently serves as a director of First Capital Bank, a community bank located in the State of Georgia. Mr. Strickland attended Georgia State University where he majored in business administration. He received his L.L.B. degree from Atlanta Law School.

W. Wayne Woody is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He served as the Interim Chief Financial Officer for Legacy Investment Group, a boutique investment firm, from 2000 to 2001. From 1968 until his retirement in 1999, Mr. Woody was employed by KPMG LLP and its predecessor firms, Peat Marwick Mitchell & Co. and Peat Marwick Main. As a Senior Partner, he served in a number of key positions in the firm, including Securities and Exchange Commission Reviewing Partner and Partner-in-Charge of Professional Practice and Firm Risk Management for the southeastern United States and Puerto Rico. Mr. Woody was also a member of the Board of Directors of KPMG LLP from 1990 through 1994. Prior to joining KPMG, Mr. Woody was the Principal Budget Analyst for the State of Georgia Office of Planning and Budget where he reviewed, analyzed and presented the Governor’s budget proposals to the state legislature.

Mr. Woody currently serves as Chairman of the Audit Committee for the City of Atlanta. He is also a director and the Chairman of the Audit Committee of the Metropolitan Atlanta Chapter of the American Red Cross. Mr. Woody is a member of the Board of Directors of the Metropolitan Atlanta

Chapter of the American Heart Association. He is also a director of Coast Dental Services, Inc. and American HomePatient, Inc., which are both public companies. In addition he is trustee and chairman of the Finance Committee for the Georgia State University Foundation. Mr. Woody previously served a three-year term as Chairman of the Board of Trustees of the Georgia Center for the Visually Impaired.

Mr. Woody received a Bachelor of Science degree from Middle Tennessee State University and a Masters of Business Administration degree from Georgia State University. He is a Certified Public Accountant in Georgia and North Carolina.

Compensation of Directors

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $12,000;

•	$2,500 per regularly scheduled board meeting attended;

•	$1,500 per regularly scheduled committee meeting attended (committee chairpersons receive an additional $500 per committee meeting for serving in that capacity); and

•	$250 per special board meeting attended whether held in person or by telephone conference.

Members of our Audit Committee are paid $2,500 rather than $1,500 per meeting attended for each of the four meetings necessary to review our quarterly and annual financial statements. In addition, we have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our 2003 Independent Director Stock Option Plan (described below).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director also is an officer of Wells REIT II, we do not pay separate compensation for services rendered as a director.

2003 Independent Director Stock Option Plan

Under our 2003 Independent Director Stock Option Plan, we initially issued non-qualified stock options to purchase 2,500 shares to each independent director. In addition, we issued options to purchase 1,000 shares to each independent director on the date of our first annual stockholders’ meeting. We expect to issue additional options to purchase 1,000 shares to each independent director then in office on the date of each subsequent annual stockholders’ meeting. We may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares.

The exercise price for all options granted to date is $12.00 per share. The exercise price for subsequent options will be the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted. Fair market value is generally defined to mean (1) the closing sales price on the immediately preceding date on which sales were reported if the shares are listed on a securities exchange or are traded over the Nasdaq National Market or (2) the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date if the shares are not listed on a securities exchange or traded over the Nasdaq National Market. However, if the Conflicts Committee determines that the fair market value of our shares is not properly reflected by such Nasdaq quotations, or if our shares are not quoted by Nasdaq, then the Conflicts Committee will determine fair market value in good faith.

We have authorized and reserved a total of 100,000 shares for issuance under the plan. If the number of outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which we are the surviving entity, or through a combination, recapitalization or otherwise, we will make an appropriate adjustment in the number and kind of shares that may be issued pursuant to exercise of the options. We will also make a corresponding adjustment to the exercise price of the options granted prior to any change. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options not exercised but will change only the exercise price for each share.

Options will lapse on the first to occur of (1) the tenth anniversary of the date we grant them, (2) the removal for cause of the independent director as a member of the board of directors, or (3) three months following the date the independent director ceases to be a director for any reason other than death or disability. Options may be exercised by payment of cash or through the delivery of common stock. Options are generally exercisable in the case of death or disability for a period of one year after death or the disabling event. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign or transfer their options other than by will or the laws of descent or distribution.

The term of the 2003 Independent Director Stock Option Plan is 10 years. Upon our earlier dissolution or liquidation, upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation or upon sale of all or substantially all of our properties, the plan will terminate, and any outstanding options will terminate and be forfeited. The board of directors may provide in writing in connection with any such transaction for any or all of the following alternatives:

•	for the assumption by the successor corporation of the options granted or the replacement of the options with options covering the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and exercise prices;

•	for the continuance of the plan and the options by such successor corporation under the original terms; or

•	for the payment in cash or shares of common stock in lieu of and in complete satisfaction of such options.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of Wells Capital, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. See “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee – Transactions with Affiliates” for a discussion of the fees paid to Wells Capital and its affiliates.

Equity Compensation Plan Information

We have reserved 750,000 shares of common stock for issuance under our Stock Option Plan and 100,000 shares of common stock under the Independent Director Stock Option Plan. Both plans were approved by our stockholders in 2003 before we commenced our IPO. The following table provides summary information about securities issuable under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	28,000	$12.00	822,000

Equity compensation plans not approved by security holders	—	—	—

Total	28,000	$12.00	822,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For a discussion of the material transactions involving Wells REIT II and any of its officers or directors or their affiliates, see “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee – Transactions with Affiliates” above. In addition, set forth below is information regarding transactions not involving Wells REIT II which are between our independent directors and our affiliates.

The following independent directors of Wells REIT II are also independent directors for the Wells REIT and trustees of the Wells Family of Real Estate Funds: Richard W. Carpenter, Bud Carter, Donald S. Moss, Walter W. Sessoms, Neil H. Strickland and W. Wayne Woody.

In addition, Mr. Carter serves as a chairman for TEC International, an organization designed to aid corporate executives through the sharing of ideas on ways to improve the management and profitability of their respective companies. As a chairman, Mr. Carter facilitates monthly meetings for three 15-member groups of executives and meets individually with each member of the group on a monthly basis. Three executives of Wells Real Estate Funds and its affiliates, including Leo F. Wells, III and Randall D. Fretz, are members in groups chaired by Mr. Carter. Wells Capital paid TEC International the following amounts over the last two years: $35,000 in 2003 and $37,000 in 2004. Mr. Carter has no equity interest in TEC International.

STOCK OWNERSHIP

The following table shows, as of March 31, 2005, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
Leo F. Wells, III	112,403	*

Douglas P. Williams	1,105	*

Randall D. Fretz	1,123	*

Charles R. Brown (1)	2,105	*

Richard W. Carpenter (1)	2,000	*

Bud Carter (1)	9,398	*

Donald S. Moss (1)	6,754	*

Jack M. Pinkerton (1)	3,109	*

Walter W. Sessoms (1)	59,459	*

Neil H. Strickland (1)	1,000	*

W. Wayne Woody (1)	2,000	*

All officers and directors as a group (2)	200,456	*

*	Less than 1% of the outstanding common stock.
(1)	Includes options to purchase up to 1,000 shares of common stock, which are exercisable within 60 days of March 31, 2005.
(2)	Includes options to purchase an aggregate of up to 8,000 shares of common stock, which are exercisable within 60 days of March 31, 2005.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding common shares of Wells REIT II, you should have already received a householding notification from Wells REIT II. If you have any questions or require additional copies of the annual disclosure documents, please contact our investor services department by mail at Wells Investor Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or by telephone at 1-800-557-4830. We will arrange for delivery of a separate copy of this proxy statement or Wells REIT II’s annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROPOSAL YOU MAY VOTE ON

WHETHER YOU PLAN TO ATTEND THE MEETING AND VOTE IN PERSON OR NOT, WE URGE YOU TO HAVE YOUR VOTE RECORDED. STOCKHOLDERS HAVE THE FOLLOWING THREE OPTIONS FOR SUBMITTING THEIR VOTES BY PROXY: (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL, USING THE ENCLOSED PROXY CARD. BECAUSE WE ARE A WIDELY HELD REIT WITH MORE THAN 33,000 STOCKHOLDERS, YOUR VOTE IS VERY IMPORTANT! YOUR IMMEDIATE RESPONSE WILL HELP AVOID POTENTIAL DELAYS AND MAY SAVE WELLS REIT II SIGNIFICANT ADDITIONAL EXPENSES ASSOCIATED WITH SOLICITING STOCKHOLDER VOTES.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all 10 members of our board of directors. Those persons elected will serve as directors until the 2006 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• Leo F. Wells, III	• Donald S. Moss

• Douglas P. Williams	• Jack M. Pinkerton

• Charles R. Brown	• Walter W. Sessoms

• Richard W. Carpenter	• Neil H. Strickland

• Bud Carter	• W. Wayne Woody

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 15 through 20.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares FOR the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required; Recommendation

The vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum A properly executed proxy marked “FOR all nominees listed” will be considered a vote in favor of all nominees for re-election as director. A properly executed proxy marked “FOR all nominees listed EXCEPT those whose names are written in the space provided” will be considered a vote in favor of all nominees except those nominees you specifically list. A properly executed proxy marked “WITHHOLD AUTHORITY for all nominees listed” will be considered a vote against all directors. Your board of directors unanimously recommends a vote “FOR all nominees listed” for re-election as directors.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Mr. Douglas P. Williams, at our executive offices no later than December 30, 2005. However, if we hold our annual meeting before June 20 or after August 19, stockholders must submit proposals for inclusion in our 2006 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to present a proposal at the 2006 annual meeting, whether or not the proposal is intended to be included in the 2006 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by March 15, 2006.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

APPENDIX A

Your Proxy Vote is important!

And now you can Vote your Proxy on the PHONE or the INTERNET.

It saves Investor Money! Telephone and Internet voting saves postage costs.

It saves Time! Telephone and Internet voting is instantaneous – 24 hours a day.

It’s Easy! Just follow these simple steps:

1. Read your proxy statement and have it at hand.

2. Call toll-free 1-866-241-6192 or go to website: https://vote.proxy-direct.com

3. Follow the recorded or on-screen directions.

4. Do not mail your Proxy Card when you vote by phone or Internet.

Please detach at perforation before mailing.

PROXY	WELLS REAL ESTATE INVESTMENT TRUST II, INC.	PROXY
ANNUAL MEETING OF STOCKHOLDERS
JULY 20, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of WELLS REAL ESTATE INVESTMENT TRUST II, INC. to be held on July 20, 2005, and at any adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR all nominees listed”. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 20, 2005 meeting date.

VOTE VIA THE INTERNET: https://vote.proxy-direct.com
VOTE VIA THE TELEPHONE: 1-866-241-6192

999 9999 9999 999

Please sign exactly as name appears on this proxy
card. When shares of common stock are held by joint
tenants, both should sign. When signing as attorney,
as executor, administrator, trustee or guardian, please
give full title as such. If a corporation, please sign in
full corporate name by President or other authorized
officer. If a partnership, please sign in partnership
name by general partner or other authorized person.

Signature

Signature (if held jointly)
, 2005
Dated

PLEASE SIGN, DATE AND RETURN YOUR

PROXY TODAY

Please detach at perforation before mailing.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES LISTED” IN PROPOSAL 1, AS DESCRIBED IN THE PROXY STATEMENT.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example: ☐

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

1.	Election of Directors

01 Leo F. Wells, III	02 Douglas P. Williams	03 Charles R. Brown

04 Richard W. Carpenter	05 Bud Carter	06 Donald S. Moss

07 Jack M. Pinkerton	08 Walter W. Sessoms	09 Neil H. Strickland

10 W. Wayne Woody

To withhold authority to vote for any individual nominee, mark the “For All Except” box and write the nominee’s number on the line provided below.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK THE BLOCK BELOW IN BLUE OR BLACK INK. ☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.